Exhibit 99.1

Deltagen Announces Management Changes

REDWOOD CITY, Calif., Jan. 21 — Deltagen, Inc. (Nasdaq: DGEN) today announced changes to its executive management team and Board of Directors. The Company has accepted the resignations of Edward E. Penhoet, Ph.D, member of Deltagen’s Board of Directors, and also of Michael T. Sember, Deltagen’s president and chief operating officer, who will pursue other interests. Deltagen wishes both men well in all future endeavors.

About Deltagen

Headquartered in Redwood City, California, Deltagen is a leading Provider of drug discovery tools and services to the biopharmaceutical industry. Deltagen offers a suite of programs designed to enhance the efficiency of Drug discovery including access to biological models, drug interaction and metabolism technologies and validated small molecule targets. Deltagen’s products and programs have been validated by customers and partners such as Eli Lilly & Co., GlaxoSmithKline, Merck & Co., Millennium Pharmaceuticals and Pfizer.